SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

ESMARK INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33851	20-8626148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Amendment to the ESSG Credit Agreement

Esmark Steel Service Group, Inc. (“ESSG”), a wholly-owned subsidiary of Esmark Incorporated (the “Company”), entered into the Omnibus Amendment Agreement, dated as of February 15, 2008 (the “Omnibus Amendment”) regarding the Credit Agreement, dated as of April 30, 2007, as amended (the “ESSG Credit Agreement”), by and among ESSG and its subsidiaries and the Lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”) as administrative agent, and the other agents and arrangers party thereto.

The Omnibus Amendment increases the borrowing availability of ESSG by amending the minimum availability required to be maintained under the ESSG Credit Agreement from $20 million to $5 million. The Omnibus Amendment also fixed the Applicable Rate, which is added to the Alternative Base Rate or the applicable Adjusted LIBO Rate in calculating interest under the ESSG Credit Agreement, at 1.25% per annum for ABR Loans and 2.00% per annum for Eurodollar Revolving Loans and requires ESSG and its subsidiaries to secure their obligations thereunder with mortgages on the owned real property of ESSG and its subsidiaries. The Omnibus Amendment also eliminates the event of default added in the Third Amendment to the ESSG Credit Agreement described in the Company’s Form 8-K filed February 1, 2008. In connection with the Omnibus Amendment, General Electric Capital Corporation (“GE Capital”) replaced JPMorgan as administrative agent and as co-collateral agent under the ESSG Credit Agreement and assumed responsibility for all committed amounts as sole lender under the facility.

Waiver to the Wheeling-Pittsburgh Revolving Loan Agreement

Wheeling-Pittsburgh Corporation (“WPC”), a wholly-owned subsidiary of the Company, entered into an agreement, dated as of February 15, 2008 to expressly waive compliance with the covenant requiring certain actions to be performed by the Company as of February 15, 2008 included in the Seventh Amendment to the Revolving Loan Agreement described in the Company’s Form 8-K filed February 1, 2008.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Incentive Plans

On February 13, 2008, the Board of Directors (the “Board”) of the Company upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), adopted the Esmark Annual Management Incentive Plan (the “MIP”), which authorizes the Company to award annual financial incentives to certain eligible employees, including the named executive officers other than Messrs. Thomas A. Modrowski and Michael Ogrizovich, based on established performance goals of the Company and specified individual goals for fiscal year 2008. No annual incentive will be paid under the MIP if Company performance is less than the established minimum EBITDA, notwithstanding the achievements as to the other applicable performance goals for 2008. Awards will be paid in cash in the event an award is payable. The Compensation Committee is solely responsible for evaluating and determining the Chief Executive Officer’s achievement of individual performance under the MIP.

On February 13, 2008, the Board, upon the recommendation of the Compensation Committee, also approved the ESSG Profit Sharing Plan for the 2008 fiscal year. Certain members of management of the Downstream Operations of the Company and employees of ESSG, including Messrs. Thomas A. Modrowski and Michael Ogrizovich will participate in the ESSG Profit Sharing Plan. The ESSG Profit Sharing Plan is funded based on the financial performance of ESSG and its subsidiaries. Distributions from the ESSG Profit Sharing Plan to named executive officers who participate are discretionary and based upon meeting established individual and downstream operation performance goals.

A prerequisite to any payment under the MIP or the ESSG Profit Sharing Plan is compliance with the Company’s Code of Business Conduct and Ethics for Employees, Executive Officers and Directors.

On February 13, 2008, the Company agreed to extend, by an additional 60 days, the terms of each employment agreement with James P. Bouchard, Chairman and CEO, Craig T. Bouchard, Vice Chairman and President, David A. Luptak, Executive Vice President, Mill Operations and Thomas A. Modrowski, Executive Vice President, Downstream Operations, which were to terminate March 11, 2008.

On February 13, 2008, the Board, upon the recommendation of the Compensation Committee, modified all outstanding awards of restricted stock units made by the Company or WPC with three-year vesting so that the final two-thirds of the awards vest two years from the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ESMARK INCORPORATED

By:	/s/ Paul J. Mooney
Paul J. Mooney
Executive Vice President and Chief Financial Officer

Dated: February 20, 2008